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Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
TC PipeLines GP, Inc., General Partner of TC PipeLines, LP:

        We have audited the accompanying consolidated balance sheets of TC PipeLines GP, Inc, (a Delaware corporation) as of December 31, 2004 and 2003. These consolidated balance sheets are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated balance sheets based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the balance sheets are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheets. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated balance sheets referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2004 and 2003 in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

Calgary, Canada
March 18, 2005

TC PIPELINES GP, INC.

CONSOLIDATED BALANCE SHEET

December 31	2004	2003
	(millions of dollars)
Assets
Current assets	$5.8	$25.2
Investment in Northern Border Pipeline	290.1	240.7
Investment in Tuscarora	39.5	39.9

	$335.4	$305.8

Liabilities and Stockholder's Equity
Current liabilities
Accounts payable	$0.7	$0.6
Due to affiliates	0.6	2.2
Current portion of long-term debt	6.5	5.5

	$7.8	$8.3

Long-term debt	$30.0	$—
Deferred income tax	18.4	16.9
Minority interest	245.2	233.8
Stockholder's equity
Common stock ($0.01 par value per share; 1,000 shares authorized; 100 shares issued)	—	—
Additional paid-in capital	43.2	43.2
Retained earnings/(deficit)	(9.4)	3.3
Other comprehensive income	0.2	0.3

	$34.0	$46.8

	$335.4	$305.8

The accompanying notes are an integral part of these financial statements.

TC PIPELINES GP, INC.

NOTES TO CONSOLIDATED BALANCE SHEETS

Note 1    Organization

        TC PipeLines GP, Inc. (the GP), a Delaware corporation, was formed by TransCanada PipeLines Limited in December 1998 to become the general partner of TC PipeLines, LP (the LP), a Delaware limited partnership. The GP and the LP are collectively referred to herein as the Company. On May 15, 2003, TransCanada PipeLines Limited became a wholly owned subsidiary of TransCanada Corporation (collectively referred to herein as TransCanada). The GP is an indirect wholly owned subsidiary of TransCanada.

        The GP holds a 2% general partner interest in the LP and also owns 2,809,306 common units, representing an effective 15.7% limited partner interest in the LP. By virtue of the GP's performance of all management and operating functions required by the LP pursuant to the Amended and Restated Agreement of Limited Partnership of TC PipeLines, LP (Partnership Agreement), the GP has control of the operating and financial policies of the LP.

        The LP is a publicly traded partnership. Common units of the LP are listed on the Nasdaq Stock Market and are quoted for trading under the symbol "TCLP." The LP owns a 30% general partner interest in Northern Border Pipeline Company (Northern Border Pipeline) and a 49% interest in Tuscarora Gas Transmission Company (Tuscarora). Northern Border Pipeline owns a 1,249-mile United States interstate pipeline system that transports natural gas from the Montana-Saskatchewan border to markets in the midwestern United States. Tuscarora owns a 240-mile United States interstate pipeline system that transports natural gas from Oregon, where it interconnects with facilities of Gas Transmission Northwest Corporation, to northern Nevada.

Note 2    Significant Accounting Policies

a)    Basis of Presentation and Use of Estimates

  The accompanying consolidated balance sheets and related notes present the consolidated financial position of the Company as of December 31, 2004 and 2003. The preparation of consolidated balance sheets in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheets. Although management believes these estimates are reasonable, actual results could differ from these estimates. Amounts are stated in United States dollars.

b)    Principles of Consolidation

  The consolidated balance sheets include the accounts of the GP and the LP. The GP controls the operations of the LP through its 2% general partner interest. All significant intercompany transactions and accounts have been eliminated on consolidation.

  The Company uses the equity method of accounting for its investments in Northern Border Pipeline and Tuscarora, over which it is able to exercise significant influence. Other comprehensive income recorded by the Company arises through its equity investments in Northern Border Pipeline and Tuscarora and relates to cash flow hedges transacted by Northern Border Pipeline and Tuscarora.

c)     Cash and Cash Equivalents

  Cash equivalents consist of highly liquid investments with original maturities of three months or less. The carrying amount of cash and cash equivalents approximates fair value because of the short maturity of these investments.

d)    Income Taxes

  The Company follows the liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" (SFAS 109). Under SFAS 109, deferred income taxes are recorded based upon differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the underlying assets are received and liabilities settled.

Note 3    Investment in Northern Border Pipeline Company

        The Company owns a 30% general partner interest in Northern Border Pipeline. The remaining 70% partnership interest in Northern Border Pipeline is held by Northern Border Partners, L.P., a publicly traded limited partnership. The Northern Border pipeline system is operated by Northern Plains Natural Gas Company, a wholly owned subsidiary of ONEOK, Inc. Northern Border Pipeline is regulated by the Federal Energy Regulatory Commission (FERC).

        Undistributed earnings of Northern Border Pipeline amounted to nil and nil for the years ended December 31, 2004 and 2003, respectively.

        The following sets out summarized balance sheet information for Northern Border Pipeline as at December 31, 2004 and 2003.

Northern Border Pipeline Balance Sheet

December 31	2004	2003
	millions of dollars)
Assets
Cash and cash equivalents	$20.3	$28.7
Other current assets	20.2	40.8
Plant, property and equipment, net	1,543.8	1,591.8
Other assets	39.0	30.0

	$1,623.3	$1,691.3

Liabilities and Partners' Equity
Current liabilities	$47.8	$62.3
Reserves and deferred credits	4.5	5.1
Long-term debt	603.9	821.5
Partners' equity
Partners' capital	963.3	797.2
Accumulated other comprehensive income	3.8	5.2

	$1,623.3	$1,691.3

Note 4    Investment in Tuscarora Gas Transmission Company

        The Company owns a 49% general partner interest in Tuscarora. The remaining 50% and 1% general partner interests in Tuscarora are held by Sierra Pacific Resources Company and TransCanada, respectively. The Tuscarora pipeline system is operated by Tuscarora Gas Operating Company, a wholly owned subsidiary of Sierra Pacific Resources. Tuscarora is regulated by the FERC.

        On September 1, 2000 the Company acquired its 49% interest in Tuscarora from a subsidiary of TransCanada. As a result of the acquisition allocation, an annual amortization of $0.4 million has been included in the Company's equity income from Tuscarora. The amortization period ends in 2025.

        Sierra Pacific Power, a wholly-owned subsidiary of Sierra Pacific Resources, is Tuscarora's largest shipper with approximately 69% of the total available capacity through 2017. In August 2003, the bankruptcy court granted Enron Power Marketing Inc.'s motion for a summary judgment with respect to claims against Nevada Power Company and Sierra Pacific Power (together, the Utilities) of approximately $235 million and $102 million, respectively, of liquidated damages, for power supply contracts terminated by Enron Power Marketing in May 2002.    A trial date has been set for April 18, 2005 in the Bankruptcy Court to review the issues with respect to Enron's claims against the Utilities. Sierra Pacific Power to date remains current on its shipping contracts with Tuscarora.

        Undistributed earnings of Tuscarora amounted to nil and nil for the years ended December 31, 2004 and 2003, respectively.

        The following sets out summarized balance sheet information for Tuscarora as at December 31, 2004 and 2003.

Tuscarora Balance Sheet

December 31	2004	2003
	(millions of dollars)
Assets
Cash and cash equivalents	$3.6	$1.8
Other current assets	3.0	4.3
Plant, property and equipment, net	136.9	141.9
Other assets	1.4	1.6

	$144.9	$149.6

Liabilities and Partners' Equity
Current liabilities	$6.9	$6.7
Long-term debt	75.9	80.8
Partners' equity
Partners' capital	62.0	62.0
Accumulated other comprehensive income	0.1	0.1

	$144.9	$149.6

Note 5    Income Taxes

        Deferred income tax liabilities of $18.4 million for 2004 ($16.9 million for 2003) arise from the Company's investments having higher book basis than tax basis.

Note 6    Credit Facilities and Long-Term Debt

        On May 28, 2003, the Company renewed its $40.0 million unsecured two-year revolving credit facility (TransCanada Credit Facility), with TransCanada PipeLine USA Ltd., an affiliate of the Company. The TransCanada Credit Facility bears interest at London Interbank Offered Rate (LIBOR) plus 1.25%. The purpose of the TransCanada Credit Facility is to provide borrowings to fund capital expenditures, to fund capital contributions to Northern Border Pipeline, Tuscarora and any other entity in which the Company directly or indirectly acquires an interest, to fund working capital and for other general business purposes, including temporary funding of cash distributions to unitholders and partners of the LP, if necessary. At December 31, 2004 and December 31, 2003, the Company had $6.5 million and nil borrowings outstanding, respectively, under the TransCanada Credit Facility. The interest rate on the TransCanada Credit Facility at December 31, 2004 was 3.75%. The Company repaid in full the $6.5 million outstanding balance on its TransCanada Credit Facility on February 22, 2005.

        On March 8, 2004, the Company renewed its credit facility (Revolving Credit Facility) with Bank One, NA, as administrative agent. Under the Revolving Credit Facility, the Company may borrow up to an aggregate principal amount of $30.0 million. Loans under the Revolving Credit Facility bear interest, at the option of the Company, at a one-, two-, three- or six-month LIBOR plus 1.25%, or at a floating rate based on the higher of federal funds effective rate plus 0.5% and the prime rate. The Revolving Credit Facility matures on February 28, 2006. Amounts borrowed may be repaid in part or in full prior to that time without penalty. The Revolving Credit Facility may be used to fund capital expenditures, to fund capital contributions to Northern Border Pipeline, Tuscarora and any other entity in which the Company directly or indirectly acquires an interest, to fund working capital and for other general business purposes, including temporary funding of cash distributions to unitholders and partners of the LP, if necessary. In 2004, the Company borrowed an aggregate of $30.5 and repaid $6.0 million on the Revolving Credit Facility. The Company had $30.0 million and $5.5 million outstanding under the Revolving Credit Facility at December 31, 2004 and 2003, respectively. The fair value of the Revolving Credit Facility approximates its carrying value because the interest rate is a floating rate. The interest rate on the Revolving Credit Facility at December 31, 2004 and 2003 was 3.72% and 2.42%, respectively.

Note 7    Stockholder's Equity

        A wholly owned subsidiary of TransCanada holds 100 common shares representing 100% of the issued common stock of the Company.

Note 8    Related Party Transactions

        The Company does not have any employees. The management and operating functions are provided by TransCanada. TransCanada does not receive a management fee or other compensation in connection with its management of the Company. The Company reimburses TransCanada for all costs of services provided, including the costs of employee, officer and director compensation and benefits, and all other expenses necessary or appropriate to the conduct of the business of, and allocable to, the Company. Total costs reimbursed to TransCanada were approximately $0.9 million and $0.7 million for the years ended December 31, 2004 and 2003, respectively.

        As at December 31, 2004 and 2003, $0.6 million and $2.2 million, respectively, was owed to TransCan Northern Ltd., an affiliate of the Company.

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Exhibit 99.1